Exhibit 10.5c

AMENDMENT TO

WEYCO GROUP, INC. PENSION PLAN

WHEREAS, Weyco Group, Inc. (the “Company”) sponsors the Weyco Group, Inc. Pension Plan (the “Plan”); and

WHEREAS, the Company has determined to amend the Plan so that participants who are receiving their pension and are subsequently rehired at a rate of less than 30 hours per week shall continue to receive pension during their period of reemployment;

NOW, THEREFORE, Part B of the Weyco Group, Inc. Pension Plan is hereby amended to revise the first sentence of Section 3.07 to read as follows:

To the extent a former Employee is reemployed by the Company at a rate of less than 30 hours per week at a time when he is receiving a pension hereunder, the Employee’s pension benefit shall continue through the period of his reemployment and the remainder of the provisions in this Section 3.07 shall be inapplicable.

To the extent a former Employee is reemployed by the Company at a rate of 30 or more hours per week at a time when he is receiving a pension hereunder or continues in employment beyond Normal Retirement Date (regardless of the rate of his hours of work beyond such date), the Employee’s pension benefit shall be suspended throughout the period of his reemployment and the remainder of the provisions in this Section 3.07 shall apply.

FURTHER RESOLVED, that the appropriate officers of Weyco Group, Inc. are hereby authorized and directed to take any and all such actions as they deem necessary or desirable in order to implement the foregoing resolution, including the making of any such further amendments they deem necessary or desirable for purposes of clarification of the Plan or otherwise.

Dated at Glendale, Wisconsin this 18th day of October., 2021.

/s/ John Wittkowske
John Wittkowske

/s/ John Florsheim
John Florsheim

/s/ Tom Florsheim Jr.
Tom Florsheim Jr.